Exhibit 5.1

June 20, 2018

Rhythm Pharmaceuticals, Inc.

500 Boylston Street, 11th Floor

Boston, MA 02116

Re:                             Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-1 (File No. 333-225700) (the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on June 18, 2018 (and amended on June 20, 2018) and declared effective by the Commission on June 20, 2018, as well as this registration statement filed in connection thereto under Rule 462(b) of the Securities Act (the “Rule 462(b) Registration Statement”).  The Rule 462(b) Registration Statement was filed by the Company with the Commission pursuant to the Securities Act, for the registration of shares of common stock, $0.001 par value per share, with a proposed maximum aggregate offering price of $1,647,950 (the “Shares”), including Shares issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional shares.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Initial Registration Statement or the related prospectus (the “Prospectus”) or the Rule 462(b) Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Initial Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid, and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Rule 462(b) Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP